FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  January, 1998


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811








Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1998

Item 5(a) Other Material Events - Maine Public Utilities Commission Approves Rate Increase Pursuant to Previously Approved Rate Plan, MPUC Docket No. 97-830.

          Reference is made to the Company's Form 10-K for December 31, 1996 where the Company's rate stabilization plan approved by the Maine Public Utilities Commission (MPUC) (Docket No. 95-
          052) in November, 1995 is described. In addition, in the Company's Form 8-K filed November 19, 1997, the Company announced its annual filing under the rate plan.

          On November 13, 1997, the Company filed with the MPUC its annual rate increase pursuant to the Company's rate plan. The filing supported an annual increase in retail rates of 7.6% effective February 1, 1998 consisting of the following:

          - 2.75% specified annual increase provided in the rate plan;
          - 2.22% increase for 50% of the Maine Yankee replacement power costs in accordance with the Maine Yankee plant outage provisions of the rate plan; and
          - 2.63% increase in accordance with the profit-sharing mechanism of the rate plan since earnings for the review period, i.e. the twelve months ended September 30, 1997, were more than 300 basis points below the target return on equity.

          Additional capacity payments to restart Maine Yankee and incremental replacement power costs have adversely impacted the Company's 1997 earnings and triggered the rate plan profit-sharing mechanism noted above. The Company's ability to increase its rates for the profit-sharing and for 50% of Maine Yankee replacement power costs is subject to the MPUC's pending review (MPUC Docket No. 97-781, as reported in the Company's Form 10-Q for the Quarter ended September 30, 1997) of the prudency of the decision to close Maine Yankee. Therefore, the Company could not predict whether these elements of the rate plan increase would be collected.

          In addition, the Company had amended its November, 1997 filing requesting that the savings from the restructured Wheelabrator-Sherman (WS) Contract, as approved by the MPUC on December 22, 1997 (Docket No. 97-727, as reported in the Company's Form 10-Q for the Quarter ended September 30, 1997) be used to offset future Maine Yankee replacement power costs. However, this treatment was again subject to the results of the MPUC's review of the prudency of closing Maine Yankee.
          The restructuring of the W-S Contract requires an up-front payment of approximately $8.7 million, which the Company

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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1998

Item 5(a) Other Material Events - Maine Public Utilities Commission Approves Rate Increase Pursuant to Previously Approved Rate Plan, MPUC Docket No. 97-830 - Continued

          intends to finance from funds obtained from the Finance Authority of Maine (FAME), under its rate stabilization program. The Company's application with FAME is pending, and the Company cannot predict whether FAME will approve the financing.

          On January 15, 1998, the Public Advocate and the Company, with the support of the MPUC Staff, reached an agreement on the rate increase for February 1, 1998. The principal elements of the stipulation are as follows:

          - the rate increase effective February 1, 1998 will be 3.9%, consisting of the specified increase of 2.75% and approximately $562,000 of the 1997 recoverable Maine Yankee replacement power costs (1.15%);

          - the minimum rate increase effective February 1, 1999 will be 3.1%, consisting of a specified increase of 2% and the remaining recoverable 1997 Maine Yankee replacement power costs of $523,000;

          - Maine Yankee replacement power costs for the period October 1, 1997 through September 30, 1998 will be offset by the 1998 savings under the restructured W-S contract, with the recovery of any incremental Maine Yankee replacement power costs subject to a final order by the MPUC in its previously mentioned review of the prudency of closing Maine Yankee;

          - the Company will write off in 1997 unamortized Maine Yankee refueling outage costs of approximately
               $1,458,000;

          - the Company waives its right to collect additional revenues for the profit-sharing review period, i.e. the twelve months ended September 30, 1997, since the earnings deficiency was the result of the closing of Maine Yankee;

          - a customer service and reliability standards penalty will be suspended pending review of these standards during the rate plan's mid-term review in September of 1998.

          This agreement was approved by the MPUC on January 26, 1998.


                                   -3-
Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1998

Item 5(a) Other Material Events - Maine Public Utilities Commission Approves Rate Increase Pursuant to Previously Approved Rate Plan, MPUC Docket No. 97-830 - Continued

          With this resolution of the uncertainties regarding the near-term recovery of Maine Yankee replacement power costs, the Company will continue its efforts to resolve the possible violation of interest coverage tests for 1997. Amendments to the Company's revolving credit agreement and letter of credit and reimbursement agreement supporting the tax exempt bond issue excluded Maine Yankee incremental replacement power costs only through September 30, 1997. Without these amendments, the Company would have been in violation of interest coverage tests on these instruments. Interest coverage tests for the periods after September 30, 1997 will include Maine Yankee replacement power costs, unless amended. Based on projected 1997 financial results, the Company will be in violation of its coverage tests without similar amendments or waivers from the Banks providing the revolving credit agreement and letter of credit. The Company and the Banks have discussed additional amendments to the interest coverage tests. However, the Banks were waiting for the MPUC's decisions on the restructured Wheelabrator-Sherman agreement, pending the previously mentioned financing with FAME, and the Company's February 1, 1998 rate increase pursuant to the rate plan as discussed above. The Company cannot predict the terms of these additional amendments to the interest coverage tests, but is working with the Banks to reach a resolution.

                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  January 28, 1998           /s/  Larry E. LaPlante
                                   Larry E. LaPlante, Vice President,
                                   Finance, Administration & Treasurer













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